Exhibit 10.2

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 25, 2021, is made by and among PTK Holdings LLC, a Delaware limited liability company (the “Sponsor”), PTK Acquisition Corp., a Delaware corporation (“PTK”), and Valens Semiconductor Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). The Sponsor, PTK and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, PTK, the Company and certain other Persons entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) subject the Earnout Shares to certain Transfer restrictions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Sponsor hereby agrees it will (i) vote at any meeting of the shareholders of PTK, and in any action by written resolution of the stockholders of PTK, all of the shares of common stock of PTK, par value $0.0001 per share (the “PTK Shares”), held by the Sponsor and any other Equity Securities of PTK that the Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof (collectively, the “Subject PTK Equity Securities”) in favor of the Transaction Proposals and each other proposal related to the Transactions included on the agenda for the special meeting of stockholders relating to the Transactions, (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the Subject PTK Equity Securities to be counted as present thereat for the purposes of establishing a quorum and (iii) vote all the Subject PTK Equity Securities beneficially owned by it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of PTK under the Business Combination Agreement or result in a breach of any covenant or other obligation or agreement of the Sponsor contained in this Agreement. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by the SPAC Board (as defined in the Business Combination Agreement) or the SPAC Board has effected a SPAC Change in Recommendation (as defined in the Business Combination Agreement).

2. Existing Letter Agreement. The Sponsor acknowledges that it is party to a letter agreement entered into by and between PTK and the Sponsor, dated as of July 13, 2020 (“Existing Letter Agreement”). The Sponsor acknowledges and agrees that this Agreement is made in addition to, and does not amend, modify, terminate, or replace, the Existing Letter Agreement, and the Existing Letter Agreement remains in full force and effect (and the Sponsor agrees to comply with its obligations thereunder).

3. Transfer of Shares Prior to the Effective Time.

(a) The Sponsor hereby agrees that it shall not, directly or indirectly, either voluntarily or involuntarily, (i) Transfer any of its Subject PTK Equity Securities, (ii) deposit any of its Subject PTK Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject PTK Equity Securities, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject PTK Equity Securities, (iv) engage in any hedging or other similar transaction with respect to its Subject PTK Equity Securities or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer to PTK’s officers or directors, any direct or indirect Affiliates or family member of any of PTK’s officers or directors, any direct or indirect Affiliates of the Sponsor, or any members, stockholders or partners of the Sponsor or such Affiliates; provided, further, that any transferee of any Transfer of the type set forth immediately preceding proviso must execute a Joinder Agreement (as defined in the Registration Rights Agreement) as if it were the “PTK Holder” thereunder and enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement as if it were the Sponsor hereunder prior to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” shall mean, directly or indirectly, the (x) sale, transfer, pledge, encumbrance, disposition (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by gift, by testamentary disposition, by operation of applicable Law, by encumbering or by using a derivative to transfer or otherwise), or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

(b) In furtherance of the foregoing, PTK hereby agrees to (i) place a revocable stop order on all Subject PTK Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify PTK’s transfer agent in writing of such stop order and the restrictions on such Subject PTK Equity Securities under Section 3(a) and direct PTK’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject PTK Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of PTK under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject PTK Equity Securities.

4. Lockup of Shares Issuable to Sponsor.

Notwithstanding anything to the contrary in the Business Combination Agreement, the Sponsor hereby agrees to the following:

(a) The Sponsor agrees that it shall not Transfer two hundred eighty-seven thousand five hundred (287,500) Company Ordinary Shares issuable to Sponsor at the Effective Time (the “Initial Earnout Shares”) until the date on which the closing price (as reported by Bloomberg or, if not available, by an authoritative source generally used for such purpose and selected by the Company with the reasonable consent of the Sponsor) of the Company Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date. Any Initial Earnout Shares not released from the restriction on Transfer pursuant to this Section 4(a) (or otherwise released from the restriction on Transfer or forfeited for no consideration pursuant to Section 4(d), Section 4(e) or Section 4(f)) on or prior to 5:00 P.M. Pacific Time on the third (3rd) anniversary of the Closing Date, shall be forfeited by the Sponsor for no consideration at 5:00 P.M. Pacific Time on the third anniversary of the Closing Date.

(b) The Sponsor agrees that it shall not Transfer three hundred fifty nine thousand three hundred seventy five (359,375) Company Ordinary Shares issuable to Sponsor at the Effective Time (the “Secondary Earnout Shares”) until the date on which the closing price (as reported by Bloomberg or, if not available, by an authoritative source generally used for such purpose and selected by the Company with the reasonable consent of the Sponsor) of the Company Ordinary Shares equals or exceeds US$12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date. Any Secondary Earnout Shares not released from the restriction on Transfer pursuant to this Section 4(a) (or otherwise released from the restriction on Transfer or forfeited for no consideration pursuant to Section 4(d), Section 4(e) or Section 4(f)) on or prior to 5:00 P.M. Pacific Time on the third (3rd) anniversary of the Closing Date, shall be forfeited by the Sponsor for no consideration at 5:00 P.M. Pacific Time on the third anniversary of the Closing Date.

(c) The Sponsor agrees that it shall not Transfer three hundred fifty nine thousand three hundred seventy five (359,375) Company Ordinary Shares issuable to Sponsor at the Effective Time (the “Tertiary Earnout Shares” and together with the Initial Earnout Shares and Secondary Earnout Shares, the “Earnout Shares”) until the date on which the closing price (as reported by Bloomberg or, if not available, by an authoritative source generally used for such purpose and selected by the Company with the reasonable consent of the Sponsor) of the Company Ordinary Shares equals or exceeds US$15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date. Any Tertiary Earnout Shares not released from the restriction on Transfer pursuant to this Section 4(c) (or otherwise released from the restriction on Transfer or forfeited for no consideration pursuant to Section 4(d), Section 4(e) or Section 4(f)) on or prior to 5:00 P.M. Pacific Time on the fourth (4th) anniversary of the Closing Date, shall be forfeited by the Sponsor for no consideration at 5:00 P.M. Pacific Time on the fourth anniversary of the Closing Date.

(d) In the event that a Change of Control Transaction is consummated prior to the third (3rd) anniversary of the Closing Date, pursuant to which the effective price per share received directly or indirectly by holders of Company Ordinary Shares in such Change of Control Transaction (as determined by reference to the definitive transaction agreements entered into in connection with such Change of Control Transaction) is at least US$11.25 per share, in each case, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, fifty percent (50%) of the Earnout Shares not earlier released from restriction on Transfer pursuant to Section 4(a), Section 4(b) or Section 4(c) immediately prior to the consummation of such Change of Control Transaction shall be released from restriction on Transfer effective as of the consummation of such Change of Control Transaction.

(e) In the event that a Change of Control Transaction consummated prior to the fourth (4th) anniversary of the Closing Date pursuant to which the effective price per share received directly or indirectly by holders of Company Ordinary Shares in such Change of Control Transaction (as determined by reference to the definitive transaction agreements entered into in connection with such Change of Control Transaction) is at least US$12.50 per share, in each case, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, one hundred percent (100%) of the Earnout Shares not earlier released from restriction on Transfer pursuant to Section 4(a), Section 4(b), Section 4(c) or Section 4(d) immediately prior to the consummation of such Change of Control Transaction shall be released from restriction on Transfer effective as of the consummation of such Change of Control Transaction.

(f) Any Earnout Shares not released from restriction on Transfer pursuant to Section 4(a), Section 4(c), Section 4(c), Section 4(d) or Section 4(e) shall be forfeited by the Sponsor for no consideration effective as of the consummation of such a Change of Control Transaction.

(g) For purposes of this Section 4, a “Change of Control Transaction” means any of the following transactions (or series of related transactions): (i) any merger, consolidation, amalgamation, reorganization or any other similar transaction of the Company with or into any other company or other entity or person in which the holders of the Company’s voting securities immediately prior to such transaction beneficially own or control less than a majority of the outstanding voting securities of the surviving company or other entity or person (or any successor or parent entity thereto) immediately after such transaction; (ii) any person acquiring or becoming the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s voting securities or economic interests, on an as-converted basis, representing more than fifty percent (50%) of the voting power or economic interests in the Company (where the holders of the Company’s voting securities immediately prior to such transaction as a group beneficially own or control less than a majority of the outstanding voting securities of the surviving company or other entity or person (or any successor or parent entity thereto) immediately after such transaction); (iii) any person acquiring the power or authority, whether exercised or not, to control the composition of a majority of the board of directors of the Company (or the applicable successor or parent entity thereto), in each case directly or indirectly, whether through the ownership of securities, by contract or otherwise; or (iv) the sale or other disposition of all or substantially all of the assets of the Company or the exclusive licensing of substantially all of the Company’s Intellectual Property Rights (as defined in the Business Combination Agreement), taken as a whole, to any person.

(h) It is acknowledged and agreed that, in addition to the restrictions hereunder, the Earnout Shares are subject to separate restrictions on Transfer under the Registration Rights Agreement.

5. Cancellation of Certain SPAC Warrants. The Sponsor hereby agrees that 740,000 SPAC Warrants (as defined in the Business Combination Agreement) held by the Sponsor shall be automatically and immediately cancelled and cease to have any force or effect upon (and only upon) the consummation of the Closing, and the Sponsor shall not Transfer such SPAC Warrants prior to the Closing.

6. Other Covenants.

(a) The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor hereby consents to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to PTK as if the Sponsor is directly party thereto.

(b) The Sponsor hereby agrees that it shall deliver any undertakings of Sponsor that the Company reasonably determines are required pursuant to the IIA Law, in the form and substance prescribed under the IIA Law.

(c) The Sponsor hereby agrees that it shall be liable for any unpaid compensation owed to PTK’s employees as of the Closing, including compensation that arises as a result of the consummation of the transactions contemplated by the Business Combination Agreement and that remains unpaid as of the Closing.

7. Termination of Agreements. Each of PTK and the Sponsor hereby agrees and acknowledges that (i) the Registration Rights Agreement dated as of July 13, 2020 between PTK, the Sponsor and any Holder (as defined therein) (the “PTK Registration Rights Agreement”) and (ii) any other Contract between the Sponsor, on the one hand, and PTK or any of its Subsidiaries, on the other hand (including the Existing Letter Agreement), shall terminate and cease to have any force or effect effective as of the Closing, in each case without any Liability to the Group Companies.

8. Working Capital Loans. With respect to any loan of funds made by the Sponsor or an Affiliate of the Sponsor or any of PTK’s officers or directors (each, a “Lender”) to PTK or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of PTK, the Company or any of their respective Subsidiaries, PTK and the Sponsor hereby agree, and shall take such actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash and that no Working Capital Loan will be converted into such warrants or other securities (derivative or otherwise), notwithstanding any applicable provisions of the Warrant Agreement, the PTK Registration Rights Agreement or any other Contract.

9. Sponsor Representations and Warranties. The Sponsor represents and warrants, as of the date hereof, solely with respect to itself, to the Company and PTK as follows:

(a) The Sponsor is a limited liability company duly organized or formed, as applicable, validly existing and in good standing under the Laws of Delaware.

(b) The Sponsor has the requisite limited liability company power to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any filings with the SEC related to its ownership of Equity Securities of PTK or the Company Ordinary Shares following the Closing or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which it is a party.

(d) None of the execution or delivery of this Agreement by the Sponsor, the performance by the Sponsor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Sponsor’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject PTK Equity Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Sponsor is, as of the date hereof, the record and beneficial owner of the Subject PTK Equity Securities as set forth on Exhibit A hereto. The Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company PTK Equity set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Sponsor is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) to require the Sponsor to Transfer any of the Subject PTK Equity Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject PTK Equity Securities.

(f) There is no Proceeding pending or, to the Sponsor’s knowledge, threatened against or involving the Sponsor or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which it is or will be a party, the Sponsor has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party and no other representations or warranties of PTK, the Company or any other Person, either express or implied, and the Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party, none of PTK, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Sponsor in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

10. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) termination of the Business Combination Agreement in accordance with its terms and (b) the time this Agreement is terminated upon the mutual written agreement of PTK, the Company and the Sponsor. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 10 shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

11. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the SPAC Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

12. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (but without limiting the obligations of the Sponsor hereunder), (a) the Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject PTK Equity Securities, and not in its capacity as a director, officer or employee of any SPAC Related Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any of the Sponsor’s representatives serving as a member of the board of directors (or other similar governing body) of any SPAC Related Party or as an officer, employee or fiduciary of any SPAC Related Party, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of such SPAC Related Party.

13. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement and the Business Combination Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against PTK, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby (including the Capital Restructuring).

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.6 (Fees and Expenses), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PTK Holdings LLC

By:	/s/ Peter Kuo
Name: Peter Kuo
Title: Manager

PTK Acquisition Corp.

By:	/s/ Peter Kuo
Name: Peter Kuo
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Valens Semiconductor Ltd.

By:	/s/ Dror Heldenberg
Name: Dror Heldenberg
Title: Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Exhibit A

Subject PTK Equity Securities

[Signature Page to Sponsor Letter Agreement]